Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger
President & Chief Executive Officer	Investor Relations
Genaissance Pharmaceuticals, Inc.	Rx Communications Group
203.786.3404	917.322.2569
k.rakin@genaissance.com	rchiger@RxIR.com

For Immediate Release

Genaissance Pharmaceuticals Reports Fourth Quarter

and Full Year Results for 2003

- Highest Fourth Quarter and Full Year Revenues in Company’s History -

- Acquisition of Lark Technologies Expected to Grow Base Business -

- Continued Progress Towards Launch of Familial Long QT Diagnostic Test -

New Haven, CT, February 12, 2004 – Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) today reported its financial results for the fourth quarter and year ended December 31, 2003.

For the three months ended December 31, 2003, revenue increased 83% to $4.7 million, compared to revenue of $2.6 million for the three months ended December 31, 2002, primarily as a result of increased revenues from Genaissance’s HAPTM Technology as well as from the Company’s acquisition of DNA Sciences.  Operating expenses for the three months ended December 31, 2003, were $8.5 million compared to operating expenses of $6.1 million for the three months ended December 31, 2002.  The increase in operating expenses for the three months ended December 31, 2003, was primarily attributable to the increased number of samples processed in the Company’s facilities, as well as the operating costs of the facility acquired from DNA Sciences in May 2003.  For the three months ended December 31, 2003, Genaissance’s net loss was $6.5 million, or $0.28 per share, compared to a net loss of $5.4 million, or $0.24 per share, for the three months ended December 31, 2002.  The fourth quarter of 2003 included non-cash charges of $2.4 million related to the beneficial conversion feature of the Series A preferred stock and related warrant issued in October 2003, as well as the equity in loss of Sciona Limited.

For the year ended December 31, 2003, revenue increased 54% to $12.5 million from $8.1 million for the same period of 2002.  For the year ended December 31, 2003, operating expenses decreased 20% to $31.0 million from $38.7 million for the same period of 2002.  For the year ended December 31, 2003, Genaissance’s net loss was $20.9 million, or $0.91 per share, compared to a net loss of $33.1 million, or $1.45 per share, for the year ended December 31, 2002.  Fiscal 2003 included non-cash charges of $2.4 million related to the beneficial conversion feature of the Series A preferred stock and related warrant issued in October 2003, as well as the equity in loss of Sciona Limited.

As of December 31, 2003, Genaissance had cash, cash equivalents and marketable securities totaling $16.8 million.

“We believe that this past year established Genaissance as a solid pharmacogenomics company with significantly improved business fundamentals,” said Kevin Rakin, President and Chief Executive Officer of Genaissance Pharmaceuticals.  “Through strategic acquisitions, as well as organic growth, Genaissance has become a company with a comprehensive set of pharmacogenomics-based product and service offerings.  Furthermore, we have a proprietary pipeline of product opportunities and are looking forward to the launch of our familial Long QT test during the first half of this year.”

Recent corporate highlights include:

Acquisition:

•                  Genaissance and Lark Technologies, Inc. (OTC BB: LRKT.OB) signed a definitive agreement on December 18, 2003, whereby Genaissance will acquire Lark in an all-stock transaction.  We expect that the acquisition will complement Genaissance’s pharmacogenomic base business, significantly increase revenues and add a profitable operation, as well as a facility in the United Kingdom.  The transaction is expected to close in the first half of 2004.

Pharmaceutical Collaborations:

•                  Genaissance entered into an agreement with Ferring Pharmaceuticals A/S, under which Genaissance will provide certain pharmacogenomic services and technology to Ferring.

•                  Genaissance licensed its HAPTM Technology to Novo Nordisk A/S for use in a drug development program.

New Markets:

•                  Genaissance completed an analysis of DNA samples for the United States Department of Agriculture (USDA) as part of the USDA’s effort to trace the origin of the animal infected with bovine spongiform encephalopathy or Mad Cow disease.

•                  Genaissance entered into an agreement with Tokyo Women’s Medical University, under which Genaissance will provide HAPTM Typing services for use in a drug response study conducted in Japan.

•                  Genaissance expanded into the consumer market with a HAPTM Technology license agreement with Sciona Limited, whose goal is the development of personalized care and nutritional products.

“In November 2003, the FDA issued draft guidance for using pharmacogenomics in drug development and marketing,” said Mr. Rakin.  “We believe that Genaissance has the technology and practical experience to assist industry in implementing the final guidance expected to be released this summer.”

Outlook:

For the fiscal year 2004, Genaissance issues the following stand-alone guidance:

•                  Revenues to be in excess of $16 million;

•                  Operating expenses to be under $30 million, including approximately $3.5 million of non-cash depreciation expense; and

•                  Net loss to be between $13 and $14 million, including total non-cash charges of $4.5 million.

As previously announced, Genaissance will host a conference call to discuss these financial results and outlook today at 11:00 a.m. Eastern Standard Time.  To participate in this call, dial 719-457-2629, confirmation code 788802, shortly before 11:00 a.m.  A replay of the call will be available from 2:00 p.m. Eastern Standard Time through midnight Wednesday, February 18, 2004.  The replay number is 719-457-0820, confirmation code 788802.

Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products.  Genaissance markets its technology, clinical development skills and pharmacogenomic services to the pharmaceutical industry as a complete solution for improving the development, marketing and prescribing of drugs.  Genaissance has agreements with major pharmaceutical, diagnostic and biotechnology companies. Genaissance is headquartered in Science Park in New Haven, Connecticut.  Visit the company’s website at www.genaissance.com.

This press release contains forward-looking statements, including statements about the future financial results of Genaissance, the expected growth and development of Genaissance’s business and market opportunities, and Genaissance’s pending acquisition of Lark Technologies.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of our technologies by the pharmaceutical industry, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights and those risks identified in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003, and in other filings we make with the Securities and Exchange Commission from time to time.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

(Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

License and service revenue	$4,696	$2,572	$12,519	$8,111
Operating Expenses:
Research and development, including cost of revenues	6,069	4,316	21,961	23,940
General and administrative	2,476	1,829	8,676	8,799
Loss on leased equipment	—	—	368	—
Impairment of fixed assets	—	—	—	6,000

Total operating expenses	8,545	6,145	31,005	38,739

Loss from operations	(3,849)	(3,573)	(18,486)	(30,628)

Interest income	44	179	320	1,037
Interest expense	(359)	(1,958)	(873)	(3,467)
Equity in loss of investee	(100)	—	(100)	—
Income tax benefit	60	(7)	580	(35)

Net loss	(4,204)	(5,359)	(18,559)	(33,093)

Preferred stock dividends and accretion	(78)	—	(78)	—

Beneficial conversion feature of preferred stock	(2,249)	—	(2,249)	—

Net loss attributable to common stockholders	$(6,531)	$(5,359)	$(20,886)	$(33,093)

Net loss per common share, basic and diluted	$(0.28)	$(0.24)	$(0.91)	$(1.45)

Weighted average shares used in computing net loss per common share	23,063	22,827	22,966	22,809

Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	Dec. 31, 2003	Dec. 31, 2002

Cash, cash equivalents and marketable securities	$16,804	$34,150
Working capital	14,195	17,954
Total assets	35,589	52,029
Capital leases and current portion long term debt	2,088	11,584
Long term debt	7,030	4,501
Stockholders’ equity	8,397	25,855

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